UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	0-13089	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)

(228) 868-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2014, Carl J. Chaney advised the Board of Directors of Hancock Holding Company (the “Company”) that he will retire from his position as Chief Executive Officer of the Company and as a director of the Company and Whitney Bank, in each case, effective December 31, 2014; provided, however, that Mr. Chaney’s service as President of the Company and Whitney Bank would cease effective November 13, 2014. Mr. Chaney’s decision to retire was not a result of any disagreement with the Company or its management.

On November 13, 2014, the Board of Directors determined that John M. Hairston, the Company’s Chief Executive Officer and Chief Operating Officer, while continuing to serve as the Company’s and Whitney Bank’s Chief Executive Officer, would also assume the position of President of the Company and cease to serve as the Chief Operating Officer of the Company and Whitney Bank, in each case effective immediately.

Mr. Hairston, age 51, was named Chief Executive Officer of the Company in 2006, then Chief Executive Officer and Chief Operating Officer in 2008. He served as Chief Operations Officer from 1994 to 2006 and as Executive Vice President of the Company, Hancock Bank and Hancock Bank of Louisiana from 1994 to 2006.

On November 13, 2014, the Board of Directors appointed D. Shane Loper Chief Operating Officer of the Company and Whitney Bank, effective immediately. Mr. Loper, age 48 is currently the Company’s Chief Administrative Officer. Mr. Loper served as Chief Risk Officer from 2012 to 2013, as Chief Risk and Administrative Officer from 2010 to 2012, and as Chief Information Officer in 2006.

On November 13, 2014, the Board of Directors appointed Joseph S. Exnicios President of Whitney Bank, effective immediately. Mr. Exnicios, age 59 is currently the President of Whitney Corporate Bank. Mr. Exnicios joined Whitney National Bank in 1978 serving in the roles of Chief Risk Officer from 2009 to 2011, and as head of Commercial and Corporate Banking from 1999 to 2009.

In connection with Mr. Chaney’s retirement, the Company and Mr. Chaney have entered into a Retirement and Restrictive Covenant Agreement, setting forth the terms of his retirement. Pursuant to the agreement, Mr. Chaney will be subject to certain restrictive covenants, including noncompetition and non-solicitation covenants that apply for twenty-four months following the date of his retirement, and will be entitled to the payments and benefits described below with the receipt (or retention) of certain of these payments subject to Mr. Chaney’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with the restrictive covenants. Mr. Chaney will be entitled to receive the following payments and benefits under the agreement: (i) an annual bonus for the 2014 fiscal year of the Company, as determined under the Company’s executive incentive plan based on the Company’s 2014 performance, (ii) vesting of the portion of his supplemental contribution account under the Company’s nonqualified deferred compensation plan that would not be vested as of December 31, 2014, an approximate value of $1.8 million as of date hereof and including a 2014 contribution, which amount will fluctuate based on executive’s deemed investment elections, (iii) pro-rata vesting of previously granted restricted stock awards based on the number of months elapsed since the grant date (approximately 23,078 shares of Company common stock), (iv) full vesting of the restricted stock award for 8,600 shares of Company common stock granted in connection with Mr. Chaney’s relocation in October 2013, (v) waiver of the obligation to repay the relocation costs paid by the Company in connection with his relocation to Louisiana and transfer to Mr. Chaney title to the Company provided automobile, and (vi) a cash payment in respect of the restrictive covenants equal to $707,000 to be paid as soon as practicable following January 1, 2016.

The foregoing description is qualified in its entirety by the text of the Retirement and Restrictive Covenant Agreement, the form of which is attached as Exhibit 10.1 hereto.

A copy of the news release announcing the events described above is attached as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	10.1 – Retirement and Restrictive Covenant Agreement between Carl J. Chaney and Hancock Holding Company, dated as of November 13, 2014.

99.1	Press release dated November 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

November 14, 2014.	By:	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer